EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-97014, 333-42276, 33-62944, 333-88076, 333-53715, 333-87775, 333-87803, 333-49106, 333-91693 and 333-110243 on Form S-8 and 333-73157 on Form S-3 of our reports dated March 9, 2005 relating to the consolidated financial statements of Louisiana-Pacific Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Louisiana-Pacific Corporation for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
March 9, 2005